EXHIBIT 2.1


                         BUSINESS COMBINATION AGREEMENT


         THIS BUSINESS COMBINATION AGREEMENT (the "Agreement"), made and entered into February 7, 2002 but effective on the 1st day of January, 2002 by and among WHY USA Financial Group, Inc., a Nevada corporation ("WHY USA"), DISCOVER MORTGAGE CORP., a Minnesota corporation ("Discover") and MICHAEL WRIGHT and BRUCE CLAUSEN, (each a "Shareholder" and collectively the "Principal Shareholders").

         WHEREAS, WHY USA and its subsidiaries are engaged in the business of providing various financial services primarily directed toward residential real estate transactions including mortgage brokerage and real estate franchising of its proprietary franchise WHY USA system, and its common stock trades publicly on the Electronic Bulletin Board of the NASD, and it also is a fully reporting public company under the federal Securities Act of 1934, as amended; and

         WHEREAS, Discover is a mortgage brokerage company providing mortgage services primarily in the Minneapolis/St. Paul metropolitan area, and all of its outstanding capital stock is owned by the Shareholders; and

         WHEREAS, the respective Boards of Directors of the corporate parties hereto as well as the Principal Shareholders have determined it is desirable and advisable and in the best interests of all parties hereto as well as the shareholders of WHY USA to effect a Merger between WHY USA and Discover through a stock exchange whereby Discover shall become a wholly-owned subsidiary of WHY USA (the "Merger"); and

         WHEREAS, the parties hereto desire to effect such an acquisition of 100% of the capital stock of Discover by WHY USA pursuant to the terms and conditions of this Agreement including the parties hereto making certain representations, warranties, covenants and promises as set forth in this Agreement.

         NOW, THEREFORE, for valuable consideration and upon the mutual representations, warranties, covenants, conditions and promises set forth in writing herein, the parties hereto agree as follows:

         1. Plan of Business Combination Exchange; Tax-Free Reorganization. It is the agreement and express intention of all parties hereto that, upon the effectiveness of the Merger, all of the outstanding common stock of Discover, shall be converted solely into shares of common stock of WHY USA pursuant to the conversion basis set forth in Section 4 of this Agreement, after which Discover shall constitute a wholly-owned subsidiary of WHY USA. It also is the particular intention of all parties hereto that the Merger shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.


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         2.       Restricted Securities. All shares of WHY USA common stock to be issued incident to the Merger shall be issued as "restricted securities" as that term is defined under the Securities Act of 1933, as amended, meaning that they will not be restricted under either federal or state securities laws and will be taken by the Shareholders of Discover in the Merger for investment and not with a current view toward further resale, transfer or other disposition thereof; and accordingly, any further transfer or other disposition thereof must be either registered under relevant securities laws or exempt from registration under an appropriate exemption such as Rule 144 of the Securities Act of 1933, and further that all Shareholders of Discover will execute a standard investment intent letter incident to the Merger which evidences such express investment intent on their part, which letter shall be in form satisfactory to legal counsel of WHY USA. Moreover, stock certificates issued incident to the Merger by WHY USA also shall bear an appropriate restrictive legend setting forth the nature of such restricted status of shares issued in the Merger.

         3. The Merger; Effectiveness. Upon the closing and effectiveness of the Merger, Discover shall become a wholly-owned subsidiary of WHY USA and the current shareholders of Discover shall no longer own any capital stock of Discover but shall rather become shareholders of WHY USA in exchange for their former respective ownership of Discover. WHY USA shall issue no other consideration for the Merger to the Shareholders of Discover other than common shares of WHY USA, and WHY USA shall become the sole shareholder of Discover.

         4. Exchange of Stock. The manner and basis of exchanging the common stock of WHY USA for that of Discover shall be as follows:

                  Upon the effectiveness of the Merger and without any action on the part of the Shareholders of Discover:

                  (a) Conversion of Discover Shares. The Shareholders of Discover shall convert their respective common stock of Discover into common shares of WHY USA based on the book value of Discover as of December 31, 2001 determined in accordance with generally accepted accounting principles (the "GAAP Book Value"). The parties hereto shall endeavor to direct their best efforts toward completing a certified audit of the balance sheet of Discover by the firm of Bertram, Vallez, Kaplan & Talbot, Ltd. or such other firm as may be mutually agreeable to WHY USA and Discover as soon as reasonable in order to specify such GAAP Book Value for the share conversion under the Merger.

                           The total shares of common stock of WHY USA to be received by the Shareholders of Discover shall be two
                           (2) times such GAAP Book Value (accrual accounting basis) based on a share price of $.50/share;



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                           and the respective Shareholders of Discover shall be
                           issued their proportionate part of such total shares based on the percentage schedule attached hereto as Schedule A. The shareholders shall also receive rights to future issuance of WHY USA common stock as provided in the following Section 4(b), and such earnout shares shall also be issued to the Shareholders of Discover proportionately as specified in Schedule A hereto.

                  (b) Additional Earnout Shares. The Shareholders of Discover shall receive additional shares of WHY USA common stock (the "Earnout Shares") based on the income of Discover during the year ended December 31, 2002. The income of Discover for purposes of this Agreement shall mean audited pre-tax operating earnings of Discover in accordance with generally accepted accounting principles (GAAP). The audit shall be conducted as soon as possible after the year end, but in no event shall be commenced within than forty-45 (45) days after year end. Upon determination of such GAAP income after being audited, the total Earnout Shares to be issued in connection with the Merger shall be based upon 6.5 times such earnout income figure based on the lesser of i) a share price of $.75/share, or ii) the public "ask" price of WHY USA common stock at the close of trading on December 31,2002. During the earnout period, WHY USA represents that WHY USA will not materially alter the ongoing operation or business practices of Discover, and the Principal Shareholders shall have the right to manage the business consistent with prior practices of Discover.

                  (c) Selection of Auditor. The independent auditor making the foregoing determinations of GAAP Book Value and earnout income shall be the firm of Bertram, Vallez, Kaplan & Talbot, Ltd. or such other firm as may be mutually agreeable to WHY USA and the Principal Shareholders of Discover.

                  (d) The Principal Shareholders shall be entitled to 500,000 options for common stock per share at $0.50 per share under WHY USA's existing stock option plan for performance bonuses to employees of Discover to be awarded in Discover's sole discretion.

                  (e) The two Principal Shareholders shall each be additionally entitled to options for 150,000 shares of common stock at a purchase price of $.50 per share; which can be fully or partially exercised at any time within five years after the Closing Date.

         5. Delivery of Securities. Upon Closing of the Merger, the shareholders of Discover shall deliver all of their Discover common stock to WHY USA, duly endorsed for transfer and exchange at Closing, and concurrent thereto WHY USA shall cause its


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                  independent transfer agent to issue and deliver to such
                  shareholders the shares of WHY USA common stock required pursuant to Section 4 (a) hereof. The shares of WHY USA common stock pursuant to Section 4(b) shall be issued and delivered within thirty (30) days of completion of the independent audit. The shares of WHY USA common stock pursuant to Section 4(d) shall be issued and delivered within thirty (30) days of receipt by WHY USA of the Principal Shareholder's written request, and the shares of WHY USA common stock pursuant to
                  Section 4(e) shall be issued and delivered of WHY USA's receipt of written notice of the Principal Shareholder's written request to exercise an option and payment of the option price.

         6. Approval. Approval of this Agreement and the Merger hereto must be obtained from the Board of Directors of both corporate parties hereto Discover and the Principal Shareholder's obligation to perform is contingent upon Discover obtaining a unanimous resolution of all of the shareholders of Discover. WHY USA hereby represents and warrants that no consent or approval of the shareholders of WHY USA is necessary to enter into and consummate this Agreement and the Merger hereto.

         7. Closing Date. The Closing of the Merger shall be on or before February 28, 2002 ("Closing Date"), and shall be effective January 1, 2002 unless extended by mutual written consent of all parties hereto. The Closing shall be held at the corporate headquarters of WHY USA located in Bloomington, MN.

         8. Officers and Directors. Upon the effectiveness of the Merger, the officers and directors of Discover shall remain the same as before the Merger, and they shall continue to serve as such unless changed by WHY USA as the sole shareholder of Discover after the Merger. Concurrent with Closing of the Merger, WHY USA shall add one member to its Board of Directors selected by the Principal Shareholders of Discover. WHY USA shall execute such other documents as necessary to confirm that the Principal Shareholders shall at all times have the right to have one individual on the Board of Directors of WHY USA with all of the rights and benefits appurtenant thereto.

         9. Articles and Bylaws. Upon the Closing of the Merger, the current Articles of Incorporation and Bylaws of Discover shall continue to govern Discover, unless and until amended, in the manner prescribed by the Minnesota Business Corporation Act.

         10. Anti-Dilution. In the event WHY USA (i) changes the number of shares of its outstanding common stock prior to the effectiveness of the Merger as a result of a stock spit, stock dividends, recapitalization, reclassification, reorganization, business combination or similar transaction, or (ii) pays or makes an extraordinary dividend or distribution in respect to its common shares, the consideration to be paid in the Merger shall be proportionately adjusted.


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         11.      Representations of WHY USA. WHY USA, for itself and its
                  subsidiaries, jointly and severally, hereby represent and warrant that, effective as of the date hereof, and as of the Closing Date, the following statements are true and correct in all material respects:

                  (a) WHY USA is a corporation duly organized, validly existing and in good standing with the State of Nevada, its state of incorporation, and has all requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. WHY USA is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction where such qualification is necessary and in which the failure to be so qualified could reasonably be expected to have a material adverse effect on WHY USA.

                  (b) WHY USA and each of its subsidiaries has complied with all state and federal laws and regulations regarding their incorporation and organization, past issuances and/or sales of securities, capitalization and business operations. No contingent liabilities or claims exist against WHY USA or any of its subsidiaries with respect to such incorporation, organization, capitalization, business operations or sale or issuance of securities.

                  (c) All Shares of WHY USA Common Stock issued in the Merger will have the same rights and be in all respects equivalent to the WHY USA Common Stock outstanding prior to the Merger and will be restricted and the shareholders of Discover will have the ability to publicly trade the shares one year after their issuance.

                  (d) The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by WHY USA pursuant to this Agreement, and the consummation of the Merger will be duly and validly authorized by all necessary corporate action on the part of WHY USA. The obligations of WHY USA hereunder and thereunder are or will be legally binding and enforceable against WHY USA in accordance with their respective terms.

                  (e) The officers of WHY USA executing this Agreement are duly authorized to execute and deliver it and any further documents as necessary to effect the Merger, and further to take any and all actions necessary or appropriate to effect the Merger.

                  (f) As of the effectiveness of the Merger, all outstanding shares of WHY USA Common Stock, including all shares of WHY USA Common Stock to be issued in connection with the Merger, are or shall be duly authorized, validly issued, fully paid and nonassessable and no not subject to any preemptive rights, and have been or will be issued in compliance with all applicable federal and state securities laws.


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                  (g)      There are no other shares of capital stock of WHY USA
                           authorized other than it's authorized 300,000,000 shares of Common Stock. As of December 31, 2001 35,352,915 shares of WHY USA Common Stock were issued and outstanding.

                  (h) WHY USA has filed all forms, reports and documents required to be filed by it with the SEC since becoming a publicly reporting company with the SEC, as had made available to Discover such current or past reports and financial statements desired by Discover incident to the Merger. WHY USA SEC Reports and any other forms reports and other documents filed by WHY USA with the SEC after the date of this Agreement will be prepared in accordance with the requirements of the SEC and its rules and regulations. All financial statements submitted by WHY USA to the other parties hereto, including all financial information in the WHY USA SEC Reports, are complete and accurate for the dates and periods indicated thereon. Such financial statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and they fairly represent the financial condition of WHY USA and its subsidiaries on a consolidated basis for the periods covered. There are no material liabilities, either fixed or contingent, known or unknown which are not reflected in such financial statements.

                  (i) WHY USA and each of its subsidiaries has complied with all state and federal laws and regulations regarding its respective business operations and transactions, and possesses all licenses and authority required to conduct all business operations carried on by it.

                  (j) Neither WHY USA nor any of its subsidiaries is involved in any current or pending litigation or governmental proceedings incident to their business operations or assets except disclosed as follows: i) the lawsuit involving lease of former facilities in Arizona, ii) lawsuits in Michigan court involving two copiers formerly leased at Arizona offices, and iii) lawsuit to rescind Cashline purchase made in Arizona in early 2001.

                  (k) Neither WHY USA nor any of its subsidiaries has materially breached any contract or agreement to which it is a party or by which it is bound. The execution and Closing of the Merger will not breach or violate (i) any provision of the Articles of Incorporation or Bylaws of WHY USA, (ii) any applicable laws or injunctions applicable to WHY USA or (iii) any agreement, contract or commitment to which WHY USA or any of its subsidiaries is a party or by which any of their respective assets or properties may be bound.

                  (l) Neither WHY USA nor any of its subsidiaries has mortgaged or pledged as collateral any of its properties or assets unless disclosed in the financial statements referred herein.


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                  (m)      There are no outstanding contractual obligations of
                           WHY USA to repurchase, redeem or otherwise acquire any shares of capital stock of WHY USA or any of its subsidiaries.

                  (n) There have not been any material changes in the financial position of WHY USA since December 31, 2001, other than changes in the ordinary course of business or changes expressly disclosed to the other parties hereto.

                  (o) All corporate financial and operational records of WHY USA and its subsidiaries will be made available to the parties hereto for proper due diligence prior to the Closing of the Merger.

                  (p) As of the date hereof, WHY USA has, and at the Closing Date of the Merger, WHY USA will have, to the best of its knowledge and ability, disclosed all events, conditions and facts materially affecting its business and properties. WHY USA has not now, and will not as of the Closing Date, have withheld knowledge of any such event, condition or fact which it knows, or has reasonable grounds to know, may materially effect the business, properties or value of WHY USA or any of its subsidiaries.

         12. Representations of Discover. Discover hereby represents and warrants to WHY USA that, effective as of the date hereof, and as of the Closing Date, the following statements are true and correct in all material respects:

                  (a) To the best of their knowledge, Discover is a corporation duly organized, validly existing and in good standing with the State of Minnesota, its state of incorporation, and has all requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted; and to the best of their knowledge, Discover is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction where such qualification is necessary and in which the failure to be so qualified could reasonably be expected to have a material adverse effect on Discover.

                  (b) To the best of its knowledge, Discover has complied with all state and federal laws and regulations regarding its incorporation and organization, past issuance and/or sale of securities, capitalization and business operations. No contingent liabilities or claims exist against Discover with respect to such incorporation, organization, capitalization, business operations or issuance or sale of securities.

                  (c) There are no other shares of capital stock of Discover other than its authorized Common Stock and its only outstanding stock consists of 23,000 shares of Common Stock held of record as shown on Schedule A hereto.

                  (d) Discover possesses all licenses, charters or authorities necessary to conduct all business operations carried on by Discover.


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                  (e)      There are no liens or encumbrances against any of the
                           outstanding shares of Discover Common Stock.

                  (f) The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Discover pursuant to this Agreement, and the consummation of the Merger will be duly and validly authorized by all necessary corporate action on the part of Discover. The obligations of Discover hereunder and thereunder are or will be legally binding and enforceable against Discover in accordance with their respective terms.

                  (g) The officers of Discover executing this Agreement are duly authorized to execute and deliver it and once approved by all necessary corporate action, any further documents necessary to effect the Merger and further to take any and all actions necessary or appropriate to effect the Merger.

                  (h) All outstanding Discover Common Stock is duly authorized, validly issued, fully paid and nonassessable,

                  (i) Discover is not involved in any pending or, to the knowledge of Discover or the Shareholders, threatened litigation or governmental proceedings of a material nature, other than in the ordinary course of its business.

                  (j) To the best of their knowledge, all financial statements submitted to WHY USA by Discover are complete and accurate for the dates and periods indicated thereon, and such statements have been prepared substantially in accordance with generally accepted accounting principles, applied on a consistent basis, and they fairly present the financial condition of Discover for the periods covered. There are no liabilities, either fixed or contingent, known or unknown, of a material nature which are not reflected in such financial statements or otherwise expressly disclosed to WHY USA.

                  (k) To the best of its knowledge, Discover is not now materially in breach of any contract or agreement to which it is a party or by which it is bound. The execution of this Agreement and Closing of the Merger will not breach or violate (i) any provision of the Articles of Incorporation or Bylaws of Discover, (ii) any applicable laws or injunctions applicable to Discover or (iii) any agreement, contract or commitment to which Discover is a party or by which any of its assets or properties may be bound.

                  (l) The records of all issuances and transfers, if any, of capital stock of Discover have been maintained by Discover as its own transfer agent and registrar, and they are in good and current order and status and accurately reflect the record ownership of all issued and outstanding capital stock of Discover. Moreover, any beneficial ownership of any capital stock of Discover known to Discover or the Shareholders has been fully disclosed to WHY USA.


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                  (m)      Discover has no outstanding options, warrants, calls,
                           commitments, agreements or other rights or undertakings to issue, deliver or sell any equity interests in Discover unless set forth on Schedule A hereto or included in the corporate documentation disclosed by Discover. At closing, there will be no outstanding contractual obligations of Discover to repurchase, redeem or otherwise acquire any shares of capital stock of Discover.

                  (n) Discover has not mortgaged or pledged as collateral any of its properties or rights or assets, except as disclosed in the financial statements referred to herein.

                  (o) There have not been material changes in the financial position of Discover since the time of the most current financial statements submitted to WHY USA, other than changes in the ordinary course of business or changes expressly disclosed to WHY USA.

                  (p) All corporate financial and operational records and transactions, and other material documents of Discover will be made available to WHY USA for proper due diligence prior to the Closing of the Merger.

                  (q) As of the date hereof, Discover and the Principal Shareholders have, and at the Closing Date of the Merger Discover and the Principal Shareholders will have, to the best of their knowledge and ability, disclosed all events, conditions and facts materially affecting the business and properties of Discover. Discover and the Principal Shareholders or any one of them, have not now, and will not as of the Closing Date, have withheld knowledge of any such events, conditions and facts which any one of them knows, or has reasonable grounds to know, may materially affect the business, properties or value of Discover.

         13. Audit of Discover. For SEC reporting purposes, an audit of Discover operations and financial position may be required incident to the Merger, which could be for the one-year period ending and as of December 31, 2001. Such audit, if required, will be at the expense of WHY USA.

         14. Mutual Covenants. All parties hereto covenant and agree that from the date hereof to the Closing Date of the Merger, unless express written consent is obtained from the other parties hereto, each corporate party hereto and any subsidiaries shall:

                  (a) Conduct their respective businesses and operations in the usual, normal and ordinary course of business, use reasonable efforts to preserve the business organization intact and to maintain employees and relationships with customers, suppliers, vendors and others having a business relationship with such party;


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                  (b)      Not make any material increase in the debt or
                           encumbrances against any assets or properties owned by any corporate party or subsidiary, and not sell or transfer any material assets or properties, except in the ordinary course of business;

                  (c) Not make any material changes in accounting or financial records or practices;

                  (d) Not terminate, change or violate any lease, contract, license, charter, commitment or agreement having a material adverse effect on the business or assets of the corporate party or subsidiary;

                  (e)      Not declare any cash or stock dividends;

                  (f) Not make any loan or enter into any other material transaction with any officer or director, except in the ordinary course of business;

                  (g) Not make any distribution to shareholders or any other person of any asset or properties by way of dividend, partial distribution, liquidation, redemption or otherwise;

                  (h) Pay no salaries, bonuses or other compensation to officers and directors, other than in the usual and ordinary course of business and consistent with employment practices currently in effect except that the Principal Shareholders at their sole discretion shall be entitled to, but are not obligated to take deferred distributions after the effective date of this Agreement and prior to the Closing Date in amounts determined in their reasonable discretion as long as the cash remaining in the accounts of Discover is adequate to pay debts as they come due;

                  (i) Make no purchases or acquisitions of real property or material amounts of personal property, except in the ordinary course of business;

                  (j)      Not amend any bylaws or articles of incorporation;

                  (k) Maintain accurate records of all issuances of common stock and any rights or interests herein;

                  (l) Not borrow money, except as needed for current operations or for acquisitions;

                  (m) Furnish to any other party herto reasonable access to its properties, assets, premises, books and records, and any financial and operation data and reports regarding their respective business operations and financial transactions, as each party may from time to time reasonably request of a corporate party hereto;

                  (n) Not enter into any material contract or make any material capital expenditures, except in the ordinary course of business or incident to acquisitions;


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                  (o)      Use best, reasonable commercial efforts to obtain all
                           consents and approvals necessary to consummate the Merger;

                  (p) Not split, combine or reclassify any of its capital stock or redeem or repurchase any of its capital stock;

                  (q) Unless this Agreement is terminated in accordance with its terms, not enter into any other reorganization, business combination or similar arrangement or agreement with a third party;

                  (r) Not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization.

         15. Confidentiality. Except as allowed pursuant to the terms of this Agreement, to the extent required by law (or the rules of any applicable stock exchange) or pursuant to an order of a court of competent jurisdiction, no party hereto (the "receiving party") shall disclose or use (and the receiving party shall not permit its representatives to disclose or use) any Confidential Information (as defined below) with respect to any other party (the "disclosing party") furnished by the disclosing other party or its shareholders, directors, officers, agents or representatives to the receiving party or its shareholders, directors, officers, agents or representatives in connection herewith at any time or in any manner other than in connection with the completion of the Merger. For purposes of this paragraph, the term "Confidential Information" means any information about Discover, the Shareholders, WHY USA, or any of their respective affiliates (including, without limitation, the terms or existence of this Agreement), provided, however, that such term does not include information which the receiving party can demonstrate (a) is generally available to or known by, or becomes generally available to or known by, the public other than as a result of improper disclosure by the receiving party, or (b) is obtained by the receiving party from a source other than the disclosing party, provided that such source was not bound by a duty of confidentiality to the disclosing party with respect to such information.

         16. Survival of Representations. All representations and warranties contained in this Agreement by any party hereto shall survive the Closing Date of the Merger for two years from the effectiveness of the Merger (the "Survival Period"), at which time, the representations and warranties of each party set forth in this Agreement will terminate. The affirmative covenants and agreements of the parties set forth in this Agreement shall survive until fulfilled and the negative covenants and agreements of the parties set forth in this Agreement shall survive until the statute of limitations with respect to the subject matter of such covenants or agreements has run.

                  Nothing herein shall limit any potential remedies or liabilities of a party hereto with respect to any claim made during the Survival Period; provided that (a) the liability of each Shareholder hereunder shall be limited to the actual consideration received by such Shareholder in the Merger (and not the financial value thereof) and the liability of each Shareholder shall be several (meaning pro rata in proportion to the consideration received by such Shareholder) and not joint and (b) the liability of WHY USA hereunder to the Shareholders shall be limited to the consideration received by such Shareholder in the Merger.

         17. Termination of Agreement. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing Date:

                  (a)      By written common consent of all parties hereto; or

                  (b) By WHY USA if there has been a material misrepresentation or breach of the representations or warranties of a material nature by Discover or the Shareholders; or

                  (c) By Discover or the Principal Shareholders if there has been a material misrepresentation or breach of the representations or warranties of a material nature by WHY USA; provided however, that with respect to this subsection (c ) and subsection (b) above, if any such material breach can and is cured within 15 days of notification in writing thereof from a non-breaching party, such breach shall not constitute grounds for termination; or

                  (d) By any party hereto, if the material conditions for the Closing of the Merger are not satisfied on or before the Closing Date; or

                  (e) By either corporate party hereto if the Closing has not taken place by February 28, 2002, unless extended by the parties hereto.

         18. Return of Documents and Nondisclosure. If this Agreement is terminated for any reason pursuant to Section 17 hereto, each party and its counsel shall return all documents and materials which shall have been furnished by or on behalf of the other party, and all copies thereof, and each party hereby covenants that it will not use or disclose to any person any Confidential Information about the other party or any information about the Merger, except insofar as may be necessary to comply with the requirements of any applicable law, rule, regulation or to assert its rights hereunder.

         19. Material Closing Conditions. Unless otherwise expressly waived in writing, all obligations of the parties hereto under this Agreement are subject to and conditioned upon the fulfillment of the following material conditions prior to or as of the Closing Date hereof:

                  (a) The Representations and warranties by or on behalf of each party hereto contained in this Agreement or in any document or certificate delivered to another party incident hereto shall be true and correct in all material respects at and as of the time of Closing as though such representations and warranties were made as of the Closing Date;

                  (b) All parties hereto shall have complied with and performed all covenants, conditions and terms of this Agreement to be complied with by such party on or prior to the Closing Date;

                  (c) All filing or notices to state or federal regulatory authorities or agencies required to consummate the Merger shall have been completed and resulted in no objection to the Merger, and all necessary consents and approvals shall have been obtained;

                  (d) The shares of WHY USA Common Stock being issued to the Shareholders of Discover incident hereto shall be issued pursuant to all necessary corporate action having been legally taken by WHY USA for their issuance, and they shall be fully paid and non-assessable when issued, and certificates therefore shall be in proper form and amount and bear a standard restrictive legend preventing further transfer or other disposition thereof unless registered under relevant securities laws or exempt from such registration;

                  (e) No material claim, suit, action or proceeding, whether private or governmental, shall be pending against any corporate party hereto or their subsidiaries which, if adversely determined, would prevent or hinder materially the consummation of the Merger or the Closing of this Agreement, or result in the payment of substantial damages as a result of such claim, suit, action or proceeding;

                  (f) As of Closing Date, there shall be no outstanding securities of Discover other than those existing as of the date hereof;

                  (g) Each corporate party hereto shall have completed any desired due diligence review of the respective business and financial records of the other corporate party hereto and any of their respective subsidiaries and shall be reasonably satisfied with the results thereof;

                  (h) There shall be no pending action, suit or proceeding seeking to enjoin the consummation of the Merger;

                  (i) No governmental agency shall have issued any order prohibiting or limiting the exchange of securities contemplated by the Merger.

                  (j) The Principal Shareholders have received, reviewed, and approved employment agreements for the Principal Shareholders containing terms acceptable to the Principal Shareholders in their sole discretion.

                  (k) All of the shareholders of Discover shall have unanimously approved the Merger.

                  (l) Discover has received approval from governmental authorities for the sale of the shares of common stock for the Discover originator's license.

         In the event that the material conditions of closing are not satisfied, this Agreement may be terminated by written notice by either party, and neither party shall have any further obligation to the other party.

         20. Closing. At the Closing Date of the Merger, the following transactions shall occur, all of which shall be deemed to be simultaneous;

                  (a) Discover and its Shareholders shall have delivered to WHY USA all stock certificates of Discover Common Stock to be exchanged incident hereto, duly endorsed by the holders thereof for transfer to WHY USA;

                  (b) WHY USA shall have delivered to all Shareholders of Discover stock certificates representing their respective ownership interests of WHY USA Common Stock as specified in Section 4 of this Agreement;

                  (c) Each of the Chief Executive Officers of WHY USA and Discover shall execute and deliver a certificate on behalf of their respective corporations which certifies that all representations and warranties made herein as to such party are true and correct as of the Closing Date and all covenants, agreements and obligations to be complied with by such party on or prior to the Closing Date have been complied with;

                  (d) Each corporate party hereto shall deliver at Closing certified copies of any required resolutions of the respective Boards of Directors and shareholders of each corporate party approving this Agreement and the Merger;

                  (e) Each corporate party hereto shall furnish the other corporate party with such other instruments and documents as are required to be delivered pursuant to the provisions and conditions of this Agreement, or which may be reasonably requested in furtherance of the intent and purposes hereof.

         21. Indemnification. In the event this Agreement is terminated without a material misrepresentation or material breach of warranty by any party hereto, or due to the failure of a party to satisfy any Closing conditions for reasons other than a material breach of any party, then all further obligations of all parties hereto shall terminate without further liability of any party hereunder. Otherwise, indemnification shall be as follows:

                  (a) Indemnification of Discover. In the event of termination of this Agreement without Closing due to a material misrepresentation or material breach of warranty by WHY USA, WHY USA hereby agrees to defend, indemnify and hold Discover harmless from, against and in respect of:

                           (i) Any and all losses, damages or deficiencies arising out of actions, suits or proceedings by a third party resulting in a judgment against Discover based on any and all misrepresentations or breaches of warranty of this Agreement by WHY USA: and

                           (ii) All reasonable costs and expenses incident to any and all claims, suits, proceedings or judgments in respect to the foregoing Subsection (a)(i), including reasonable legal fees and expenses, but only to the extent the indemnified party is the prevailing party.

                  (b) Indemnification of WHY USA. In the event of termination of this Agreement without Closing due to a material misrepresentation or material breach of warranty by Discover or the Principal Shareholders, Discover hereby agrees to defend, indemnify and hold WHY USA harmless from, against and in respect of:

                           (i) Any and all losses, damages or deficiencies arising out of actions, suits or proceedings by a third party resulting in a judgment against WHY USA based on any and all misrepresentations or breaches of warranty of this Agreement by Discover or the Principal Shareholders; and

                           (ii) All reasonable costs and expenses incident to any and all claims, suits, proceedings or judgments in respect to the foregoing subsection (b)(i), including reasonable legal fees and expenses, but only to the extent the indemnified party is the prevailing party.

         22.      General Matters.

                  (a) Notices. Any and all notices provided for in this Agreement or related to this Agreement shall be in writing and hand delivered or sent by certified mail, or by facsimile directed as follows:

                  To WHY USA:                         With a copy to

                  Donald Riesterer, Chairman
                  WHY USA Financial Group, Inc.       Robert O. Knutson
                  8301 Creekside Circle #101          9372 Creekwood Drive
                  Bloomington, MN 55437               Eden Prairie, MN 55347
                  Facsimile No. 952-841-7061          Facsimile No. 952-941-2744

                  To Discover Shareholders:           With a copy to:

                  Michael Wright and Bruce Clausen:   David Schoenecker
                  Discover Mortgage Corp.             3109 Hennepin Ave. So.
                  1500 So. Highway 100 # 360          Minneapolis, MN 55408
                  Mpls., MN  55416                    Facsimile No. 612-827-3564
                  Facsimile No. 763-541-4810

                  (b) Parties in Interest. This Agreement or any of its rights or obligations shall not be assigned by any party hereto without the express written consent of all other parties hereto. Otherwise, this Agreement shall inure to the benefit of and bind all parties hereto, and their respective successors or representatives, as the case may be, and any permitted assigns.

                  (c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                  (d) Waiver. Any failure on the part of any party hereto to comply with any of the obligations, representations, warranties or conditions hereto may be waived in writing by the other parties hereto.

                  (e) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

                  (f) Governing Law. This Agreement shall be governed by the laws of Minnesota.

                  (g) Entire Agreement. This Agreement constitutes the entire agreement for the transactions contemplated hereby, and supersedes and concels any prior agreements or understanding of the parties hereto, whether written or oral, with regard to the subject matter hereof. This Agreement cannot be modified or amended unless by written consent of all parties hereto.

                  (h) Additional Action. At any time, and from time to time, after the Closing hereto each party hereto will execute and deliver to the other parties such additional documents or instruments, and take such additional action, as may be reasonably requested by another party hereto, in order to conform or perfect title to any assets or property transferred hereunder or to otherwise consummate completely all terms and conditions of this Agreement or carry out its intents and purposes.

IN WITNESS WHEREOF, all parties hereto have executed this Agreement as of the day and year first above written.

DISCOVER MORTGAGE CORP                       WHY USA FINANCIAL GROUP, INC

By    /s/ Michael Wright                     By   /s/ Donald Riesterer
    -------------------------------------       --------------------------------
    Michael Wright, President                   Donald Riesterer, Chairman

And   /s/  Bruce Clausen
    -------------------------------------
    Bruce Clausen, CEO

And   /s/ Michael Wright
    -------------------------------------
    Michael Wright, as Principal Shareholder

And   /s/ Bruce Clausen
    -------------------------------------
    Bruce Clausen, as Principal Shareholder